EXHIBIT 10.12

Tower One, Suite 580 1515 Arapahoe Street Denver, CO 80202	NATURAL RESOURCE GROUP, INC.	telephone (720) 956-5300 facsimile (720) 956-5310 www.NRGINC.com

November 3, 2006

Tennessee Valley Agri-Energy LLC

Attention: Mr. Bart R. McCormack

540 Little Dry Creek Road

Pulaski, Tennessee  38478

Subject:  Exhibit A.  Tennessee Valley Agri-Energy LLC Environmental Permitting Services.

Dear Mr. McCormack:

Natural Resource Group (NRG) appreciates the opportunity to assist Tennessee Valley Agri-Energy LLC (Tennessee Valley Agri-Energy) in providing environmental permitting and site preparation assistance.  Tennessee Valley Agri-Energy will benefit from NRG’s experience and expertise providing siting and water permitting services for over 150 ethanol projects across the country.  NRG also has the staff resources and technical expertise to assist in timely preparation of any amendment or supplement to a given permit as is required with respect to our environmental analysis.  Finally, we will work with the engineering and construction firms to ensure that permit requirements are incorporated into the plant design and construction.

NRG understands the facility will be a 50 MMgal/year designed facility, producing approximately 60 MMgal/year in Morgan County, Alabama.  For reference, this estimate has been divided into environmental permitting and other siting services.

Hydrogeologic Study	$5,000

Generally, a 60-million gallon per year ethanol plant will require a water supply capable of producing a flow of approximately 300 to 500 gallons per minute, depending on water quality.  NRG proposes to complete the following tasks to verify the groundwater resources are present and available at the proposed site:

•                  Communicating with state regulators and local government units regarding any restrictions on water supply including well head protection areas;

•                  Compiling drilling records for local and regional well systems to evaluate the properties of underlying aquifers including depth, yield and water quality;

•                  Determining existing production well locations to assess potential well interference;

MINNEAPOLIS – HOUSTON – DENVER – PROVIDENCE – ANCHORAGE - CHARLOTTE

•                  Compiling water chemistry records from local and regional production wells to determine the cost impact of appropriating water from aquifer systems with higher dissolved solids;

•                  Assessing nearby public water supply system records to determine their existing demand, excess and water chemistry; and

•                  Providing a hydrogeologic overview of the site so that a test/production well design can be completed.  The well design will be used to obtain an engineering cost estimate from local area well drillers to complete the well.

Site Evaluation/Fatal Flaws Analysis (FFA)	$5,500

The FFA requires a site visit and will include evaluation of physical data obtained from public records, existing site reports, and we also evaluate key permitting issues.  The FFA will identify limitations that may delay or prevent the project from being completed.  General topics assessed include:

•                  The existing facility site layout relative to surrounding properties.  Items of focus include, but are not limited to, regulated land use and jurisdiction, transportation access, established easements, land use history and development grants;

•                  Existing utilities including such issues as:  proximity to site, service, availability and demand, and cost (where information can be readily obtained) of gas, electric, fiber optic, telephone, sewer and public water;

•                  The site setting including wetlands, soils, floodplain, geologic hazards, groundwater, surface water and air quality; and

•                  Significant regulatory issues including requirements for completion of a EAW/EIS, water rights and restrictions, surface water and air permits; contamination on site or permit violations.  Specific federal, state and local regulations that apply to the specific project and the proposed site will be cited.

Phase I Environmental Site Assessment (ESA)	$3,000

Our Phase I ESA will be performed in accordance with the procedures set forth in ASTM E1527-05 (hereinafter the ASTM Standard Practice or Practice) and complies with the requirements of the November 1, 2005, United States Protection Agency (EPA) Final Rule for conducting all appropriate inquiries (40 CFR Part 312).

The purpose of the ASTM Practice is to define good commercial and customary practice for conducting an ESA of a parcel of real estate with respect to the range of contaminants within the scope of the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) and including petroleum products.  Performance of the Practice is intended to permit a user to satisfy one of the requirements to qualify for the innocent landowner, contiguous property owner, or bona fide prospective purchaser limitations to CERCLA liability, that is, the practice which constitutes “all appropriate inquiry into the previous ownership and uses of the property consistent with good commercial and customary practice.”

The goal of performing the Practice is to identify Recognized Environmental Conditions, which may be associated with the site under investigation.  The term “Recognized Environmental Conditions” means “the presence or likely presence of any hazardous substances or petroleum products on a property under conditions that indicate an existing release, a past release, or a material threat of a release of any hazardous substances or petroleum products into structures on the property or into the ground, ground water or surface water of the property.  The term includes hazardous substances or petroleum products even under conditions in compliance with laws.  The term is not intended to include de minimis conditions that generally do not present a material risk of harm to public health or the environment and that generally would not be the subject of an enforcement action if brought to the attention of appropriate governmental agencies.  Conditions determined to be de minimis are not Recognized Environmental Conditions.”

In general terms, NRG’s Phase I ESA included the following:

•                  Conducting a visual reconnaissance of the site to identify areas related to past or current operations that may represent potential environmental concerns;

•                  Observing properties adjacent to the site from public right-of-ways for obvious indications of potential environmental concern;

•                  Reviewing historical records to document the past use of the site and surrounding area;

•                  Reviewing readily available information pertaining to geologic and hydrogeologic conditions;

•                  Reviewing federal, state, local and tribal environmental agency databases to identify known or threatened releases of hazardous substances, pollutants or contaminants within ASTM-designated search distances from the site;

•                  Reviewing previous environmental assessments; and

•                  Interviewing the site owner, select tenants, and fire officials.

This price assumes completing the ESA in concurrence with the FFA.  Completing the FFA and ESA work scope will take approximately four weeks form the date of your authorization.

Army Corps of Engineers (401)	TBD

Results of the Fatal Flaw analysis will provide information on the requirements for an Army Corps of Engineers (401) Permit.  Preliminary information indicates that there is a preexisting structure located on the Tennessee River which will be modified as a loading facility for the ethanol plant.  Once the engineering and design information is provided for the project, NRG will develop a cost estimate for submittal of the appropriate Army Corps Permit.

Summary

Table 1
Proposed Morgan County, Alabama Ethanol Facility
Environmental Siting and Permitting Work

Task Description	Cost	Completion Date	Authorization Initials
Hydrogeologic Study	$5,000
Site Evaluation/Fatal Flaws Analysis	$5,500
Phase I Environmental Site Assessment	$3,000
Army Corps of Engineers Permit	TBD
Geotechnical Soils Screening	Pending Receipt of Bid from Subcontractor
Site Survey/Topo	Pending Receipt of Bid from Subcontractor
Travel Costs and Meetings	Reasonable Travel Costs

Total	$13,500	—

Screening of site soils can be critical to assessing the feasibility of site development and if significant soil amendment will be necessary.  In addition, as noted above, a current and accurate site survey is critical to the siting studies and for site layout by the process and civil engineers.  NRG has established a network of subconsultants to complete these tasks and we would be happy to coordinate these activities as requested by Tennessee Valley Agri-Energy.  A cost estimate will be provided upon request, or billed on a time and materials basis as authorized.

Please note that this proposal does not include travel costs and follow-up correspondence beyond minor clarification with the Alabama Department of Environmental Management (ADEM), or other state and federal agencies, after submission of each application/document.  Travel costs, including per diem, are dependent on scheduling and date of approval.  A cost estimate will be provided upon request, or billed on a time and materials basis as authorized.

If authorized to complete the work, NRG could start the project within three weeks of approval.  We look forward to working with you on this project.  Please indicate your acceptance of this proposal by signing the authorization below and initialing each of the projects in the table that you wish to have NRG complete at this time.  Initialing is not required if all tasks are authorized.  Please forward a copy of the signed proposal to our office.

Sincerely,

Natural Resource Group, Inc.	Signed Authorization:

/s/ Paul R. Book	Bartt R. McCormack

Paul R. Book, PhD, PG	Mr. Bart R. McCormack
Principal	Tennessee Valley Agri-Energy LLC
	Date:	11/16/06

CC:	Boyd Ruppelt, BBI
Cheryl Pagard, NRG-Denver